EXHIBIT 23.1

Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statements on Form S-3/A (File Nos. 333-82124-03 and 333-82124-02) of Mediacom Broadband LLC and Mediacom Broadband Corporation of our reports dated March 9, 2004 relating to the financial statements and financial statement schedule which is included in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 26, 2004